Exhibit 10.13

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Stitch Fix, Inc. (“Stitch Fix” or “Company”) and Julie Bornstein (“Employee”) with respect to the following facts:

A. Employee’s employment with Stitch Fix will terminate effective October 1, 2017 (“Separation Date”). Employee’s group health care coverage will continue until October 1, 2017, at which time Employee will be eligible to continue her coverages under the COBRA. Stitch Fix wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment.

B. The parties desire to settle all claims and issues that have, or could have been raised by Employee, in relation to Employee’s employment with Stitch Fix and arising out of or in any way related to the acts, transactions or occurrences between Employee and Stitch Fix to date, including, but not limited to, Employee’s employment with Stitch Fix or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Consideration.

1.1 Transition Period. Stitch Fix agrees that Employee will remain an employee through the Separation Date and therefore remain on the Company’s payroll at Employee’s base salary currently in effect and as a participant in the Company’s health benefit plans and continue vesting in employee stock options through the Separation Date. Employee will continue to perform the duties of her current role through the Separation Date; provided however, Stitch Fix may assign certain or all of Employee’s duties to other of its employees and/or may request that Employee focus on particular projects (e.g. Luxe product line launch). All work during the continued employment period will be performed in a professional and timely manner. If Employee starts a new job prior to the Separation Date, employment with the Company will terminate and, as of the date of Employee’s new employment, Employee will forfeit any future salary, benefits and vesting due through the Separation Date.

1.2 Severance Payment. Stitch Fix agrees to provide Employee with a severance payment equal to six (6) months of Employee’s base compensation, two hundred thirty-seven thousand, five hundred dollars ($237,500.00), less all appropriate federal and state income and employment taxes (“Severance Payment”), an amount to which Employee is not otherwise entitled. The Severance Payment will be paid out in a lump sum within ten (10) business days following the Separation Date.

1.3 Payment of Healthcare Premiums. Stitch Fix further agrees to continue to pay the premiums required to continue group health insurance coverage for Employee through April 30, 2018, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not obtain medical coverage through another employer or otherwise during this period.

1.4 Extension of Period to Exercise Stock Options. Subject to approval by the Stitch Fix Board of Directors or Compensation Committee, Stitch Fix agrees to extend (currently 90 days) the period Employee may exercise vested stock options to twelve (12) months from the Separation Date.

2. General Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges Stitch Fix, and any parent and subsidiary corporations, divisions, investors and affiliated corporations, partnerships or other affiliated entities of Stitch Fix, past and present, as well as Stitch Fix’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Stitch Fix, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Stitch Fix. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state, or federal law, including, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act, as amended, and all claims for attorneys’ fees, costs and expenses.

2.2 Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

2.3 The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, or any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

2.4 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.5 Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Stitch Fix or any of the other Released Parties in any court or with any governmental agency related to the matters released in this Separation Agreement.

5. Non-disparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Stitch Fix or any of the other Released Parties. Stitch Fix agrees to instruct its officers and directors to not make any voluntary statements, written or oral, or to cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Employee.

6. Confidentiality and Return of Stitch Fix Property. Employee understands and agrees that as a condition of receiving the Severance Payment in paragraph 1, Employee must return all of Stitch Fix’s property. By signing this Separation Agreement, Employee represents and warrants that Employee has returned to Stitch Fix all Stitch Fix property, data and information belonging to Stitch Fix and agrees that Employee will not use or disclose to others any confidential or proprietary information of Stitch Fix or the Released Parties. In addition, Employee agrees to keep the terms of this Separation Agreement confidential between Employee and Stitch Fix, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Separation Agreement or its terms with any current or prospective employee of Stitch Fix. However, nothing in this Agreement shall prohibit Employee from making truthful statements in any legal proceedings, government investigation or as otherwise required by law.

7. Continuing Obligations. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Stitch Fix’s At-Will Employment, Confidential Information, Inventions Assignment and Arbitration Agreement (“Confidentiality Agreement”), previously executed by Employee, including, but not limited to, promises not to disclose and to protect all confidential and proprietary information of the Company.

8. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.

9.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

9.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Collette Clemens, People and Culture, on or before the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”).

9.3 Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

10. Breach. Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

11. Ownership of Claims. Employee represents and warrants that Employee is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which Employee may have against Stitch Fix.

12. Affirmation. Employee affirms that, except as otherwise provided for under this Agreement, Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

13. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

14. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

15. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

16. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Stitch Fix’s Confidentiality Agreement previously executed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels all other agreements, written or oral, between the parties regarding this subject matter. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: July 20, 2017	/s/ Julie Bornstein
Julie Bornstein

STITCH FIX, INC.

Dated: July 21, 2017	By:	/s/ Margaret Wheeler
Margaret Wheeler
Chief People and Culture Officer

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